CHAPMAN AND CUTLER LLP
                              111 W. MONROE STREET
                             CHICAGO, ILLINOIS 60603



                              April 30, 2007





First Trust Exchange-Traded Fund
1001 Warrenville Road, Suite 300
Lisle, Illinois 60532


         Re:  First Trust Exchange-Traded Fund

Ladies and Gentlemen:

         We have served as counsel for the First Trust Exchange-Traded Fund (the "Trust"), which proposes to offer and sell shares of each of its series (the "Shares"), the First Trust Amex(R) Biotechnology Index Fund, First Trust DB Strategic Value Index Fund, First Trust Dow Jones Internet IndexSM Fund, First Trust Dow Jones Select MicroCap IndexSM Fund, First Trust IPOX-100 Index Fund, First Trust NASDAQ-100 Equal Weighted IndexSM Fund, First Trust NASDAQ-100-Technology Sector IndexSM Fund, First Trust Morningstar(R) Dividend LeadersSM Index Fund, First Trust Value Line(R) Dividend Index Fund and the First Trust Value Line(R) Equity Allocation Index Fund (each, the "Fund"), in the manner and on the terms set forth in Post-Effective Amendment No. 40 to its Registration Statement on Form N-1A filed on April 30, 2007 (the "Amendment") with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended.

         In connection therewith, we have examined such pertinent records and documents and matters of law, including the opinion of Bingham McCutchen LLP issued to the Trust or Trust's counsel upon which we have relied as they relate to the laws of the Commonwealth of Massachusetts, as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

         Based upon the foregoing, we are of the opinion that:

         The Shares of the Fund may be legally and validly issued from time to time in accordance with the Trust's Declaration of Trust dated August 8, 2003, the Trust's By-Laws, and the Trust's Amended and Restated Establishment and Designation of Series of Shares of Beneficial Interest dated January 17, 2007, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by the Fund of a purchase price of not less than the net asset value per share, and such Shares, when so issued and sold by the Fund, will be legally issued, fully paid and non-assessable, except that, as set forth in the Amendment, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-125751) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Registration Statement.

                                           Respectfully submitted,



                                           CHAPMAN AND CUTLER LLP